Apr. 15. 2008 / 4:30PM ET, SORC - Q4 2008 Source Interlink Companies Earnings Conference Call

Final Transcript

Conference Call Transcript SORC - Q4 2008 Source Interlink Companies Earnings Conference Call Event Date/Time: Apr. 15. 2008 / 4:30PM ET

CORPORATE PARTICIPANTS

 Jeff Majtyka
 Brainerd Communicators - IR

 Mike Duckworth
 Source Interlink Companies, Inc. - Chairman

 Marc Fierman
 Source Interlink Companies, Inc. - CFO

 Alan Tuchman
 Source Interlink Companies, Inc. - co-Chief Executive Officer

CONFERENCE CALL PARTICIPANTS

 James Buckman
 Dawson James - Analyst

 Robert Andrade
 Ryland Capital Partners - Analyst

 Jaime Lester
 Soundpost Partners - Analyst

 Ken Steele
Private Investor

 David Allen
Private Investor

 PRESENTATION

Operator

 Good afternoon ladies and gentlemen, and welcome to Source Interlink Companies' fiscal 2008 fourth quarter earnings teleconference call. If you become disconnected during the teleconference, please hang up and dial 877-888-4210 to be reconnected.

Please note that Source Interlink has posted a supporting slide presentation on the Company's web site, which is available on the investor relations page by selecting Corporate Materials. At this time, all participants are in a listen-only mode. We will be conducting a question and answer session later in the conference. (OPERATOR INSTRUCTIONS). The conference is being recorded today, Tuesday, April 15, 2008. At this time, I will turn the conference over to Jeff Majtyka of Brainerd Communicators to read the forward-looking statements. Please go ahead.

 Jeff Majtyka - Brainerd Communicators - IR

 Thank you operator. I would like to remind everyone on the call today that the call and the corresponding presentation contain certain forward-looking statements within the meaning of Section 21 E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995, including statements relating to, among other things, acquisition-related cost savings, future business plans, strategies and financial results and growth opportunities.

These forward-looking statements reflect Source Interlink's current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause future events, achievements or results to differ materially from those expressed by the forward-looking statements.

Factors that may cause actual results to differ include adverse trends in advertising spending; interest rate volatility and the consequences of significantly increased debt obligations; price volatility in fuel, paper and other raw materials used in our businesses; market acceptance of and continuing retail demand for physical copies of magazines, books, DVDs, CDs and other home entertainment products; our ability to realize additional operating efficiencies, cost savings and other benefits from recent acquisitions and evolving markets for entertainment media; the ability to obtain product in sufficient quantities; adverse changes in general economic or market conditions; the ability to attract and retain employees, intense competition in the marketplace and other events and other important factors disclosed previously and from time to time in Source Interlink's filings with Securities and Exchange Commission, including its annual report on Form 10-K filed with the SEC today, April 15,2008.

In addition, the Company presents financial results on a GAAP and non-GAAP basis. The non-GAAP presentation is intended to reflect the manner in which management views the business, which for example eliminates certain non-cash items such as amortization of intangible assets resulting from acquisitions, non-cash income taxes as well as certain costs related to consolidating and integrating acquisitions. For a detailed review the Company's quarterly and full year results as well as a reconciliation of our GAAP and adjusted results, please refer to the press release issued earlier today and the reconciliations posted on the Company Web site at www.SourceInterlink.com.

The Company does not intend and disclaims any duty or obligation to update or revise any forward-looking statements or industry information set forth in this presentation to reflect new information, future events or otherwise. With that, I will turn the call over to Source Interlink's Chairman, Mike Duckworth. Please go ahead.

 Mike Duckworth - Source Interlink Companies, Inc. - Chairman

 Thank you Jeff. Good afternoon, everyone, and thank you for joining us on Source Interlink's fourth quarter earnings call. After my opening remarks Marc Fierman, our CFO, will review our financial results. Joining us on the call for Q&A are Jim Gillis and Alan Tuchman, our co-Chief Executive Officers, and Steve Parr, the President of Source Interlink Media.

Fiscal 2008 was a great year for Source on many levels. We delivered improved year-over-year financial results despite a challenging economic environment. We diversified our Company into content ownership online and in print, providing a platform for future topline growth and margin expansion. We continue to successfully execute our strategy in our fulfillment businesses where we're building share, streamlining operations and driving the benefit of scale to the bottom line.

Highlighting our financial results for the full year, we are pleased to have delivered revenue above our guidance and EBITDA near the midpoint of our range. For the full year ended January 31, 2008, we reported revenues of approximately $2.3 billion, a 23.4% increase over last year and above our guidance of between $2.1 and $2.2 billion. In the same period our adjusted EBITDA increased 84.8% to $132.1 million from $71.5 million last year.

Legacy Source's EBITDA of $82.4 million hit the midpoint of our guidance of $80 million to $85 million, and since twelve-month EBITDA at $110 million was also consistent with our guidance and excludes $5.4 million of realized synergies.

In the fourth quarter our revenue of $706.4 million was up 47.3% as compared to the prior year. This revenue increase was driven by the impact of Source Interlink Media which met expectations and experienced continued growth in its digital platform, a key component to our media-neutral approach to readers and to advertisers.

Our DVD and CD division delivered year-over-year revenue improvement of 5.1%, as we expanded our market share by leveraging our multiple service offerings and the value derived from the depth of our music and movie catalog. Our magazine fulfillment division also contributed significantly as we continue to see the benefit of integrating the businesses we have previously acquired.

Fourth quarter adjusted EBITDA increased 110.5% year-over-year to $48.6 million. We continue to rationalize our infrastructure and integrate both the fulfillment businesses as well as Source Interlink Media. Now let me provide a bit more detail on our three major segments starting with magazine fulfillment.

The magazine fulfillment division saw a revenue increase in the fourth quarter of 45.6% despite increasing volatility at the newsstand. EBITDA for the division during the fourth quarter increased $4.4 million or 73.3%. For the full year, revenue increased 17.4% to $950.3 million and EBITDA grew almost 61% to $34.9 million. Our EBITDA margin improved to 3.1% from 2.3% as we begin to see the results from the continued integration of previously acquired assets and the ongoing rationalization of our infrastructure.

Key wins in this division included discount drugs in Ohio and Marsh Supermarkets in Indiana, as well as the expansion of our services to CVS pharmacy stores in Arizona and to Costco throughout the country. Our In-Store division had several wins as well, including major fixture orders from Home Depot, SuperValu and Kroger. As a result, Source Interlink Manufacturing is well positioned for a strong performance this year.

We also expect continued growth from our international business by opening new channels of retail distribution for our imported publications, while broadening our publisher base. This is an increasingly important business segment for Source, as the higher cover prices of these international titles generate an attractive per-unit contribution.

On the cost side, the consolidation of our magazine distribution centers continues. We are eliminating redundancy and further reducing costs by integrating our two distinct distribution systems. This will allow United States to service our specialty and mass-market accounts with one inventory pool from the same logistics network without any compromise in quality. We took the first major step in this integration earlier this year, when we consolidated existing facilities in Minnesota and in the city of Chicago into a new facility in the suburbs of Chicago.

Moving to our DVD and CD business, we continue to outperform the industry. Recent customer wins continue to validate our strategy in this business as more retailers seek to outsource their product and service needs to Source. The fourth quarter is typically our strongest for this division and this year was no exception.

Net revenue for the quarter increased 11.5% compared to the prior year. DVD revenue growth was strong and we continued to significantly outperform the industry in music. EBITDA for the quarter was up approximately $530,000 or 2.8% compared to the prior year, despite a continued mix shift towards lower margin DVD.

Full year DVD net revenue is up approximately 21.8% against an industry that was down 2% for the same period. Looking forward, we are pleased to have a resolution on the DVD format and we are starting to see sales respond as the industry coalesces around the Blu-ray standard. As adoption of Blu-ray increases, we believe our DVD business will benefit accordingly.

We held our full year revenue from CDs to a modest 6.6% decrease versus an overall industry decline of more than 18%. We continue to grow our business by adding new customers and expanding our existing relationships. The DVD and game segments of our business are growing and there is opportunity in managing the tail of the CD business. We believe more retailers will look to outsource their CD business as the volatility in music continues. This creates a tremendous opportunity for Source and we're taking full advantage of it.

Internet fulfillment is proving to be an avenue of growth for us as well. More and more of our products are moving from traditional brick and mortar distribution channels to the Internet. As the distributor to almost every major Internet retailer, our market share online improved again this year. Our e-commerce offerings are expanding as the number of sites we serve is up 28% over the prior year.

Looking ahead to fiscal 2009, our growth initiatives for the DVD and CD division include the expansion of our video games business which is now the fastest-growing segment in the industry, the launch of an expanded program to import CDs for sale into the U.S. and the continued growth of our NCircle division, as a result of its catalog of licensed titles and increasing its penetration at retail.

Source Interlink Media also performed well in the fourth quarter. Our digital platform posted a 63% increase in online advertising. This growth was offset by a challenging advertising environment in print, leading to a revenue decline of 2% from the comparable period last year. EBITDA decreased $700,000 or 3% from the same quarter last year due to both topline impact and the increased cost for paper, ink and delivery, factors affecting the entire publishing industry.

We continue to invest in our digital platform to exploit the outstanding growth prospects in online. Through continued investment in product development, we increased the number of unique visitors by approximately 17% this year and we grew revenue by 25% over the last 12 months.

At the newsstand, we're increasing retail cover prices on a number of our titles in order to offset the higher manufacturing and delivery costs. While there is always concern for sell through when cover prices are increased, we do not anticipate any significant deterioration in sales. We're the market leader in our categories, and our unique and targeted content is highly valued by our audience. In addition, we're also testing modest increases in subscription prices in an effort to improve overall circulation economics while still delivering exceptional value to our readers.

As part of our culture of continuous cost reduction, we reduced headcount by over 8% in the last twelve months. We also implemented additional cost reduction initiatives in consumer marketing and in general overhead. Our objective is to stay ahead of the weakening economy.

Source Interlink Media continues to execute on its plan in the following areas. In fiscal 2008, we reduced draw by 10.8 million copies, excluding acquisitions and launches, and we will reduce draw by an additional 7.4 million copies in fiscal 2009. We have offset approximately 60% of the increases in paper costs through draw, reductions and changes to product specifications including trim size and paper stock. We launched six new titles in fiscal 2008 and increased frequency on 17 titles. For fiscal 2009, we plan to launch seven new titles and increase frequency on 11 titles.

We are working diligently to better integrate our online and our print properties in the key areas of sales and marketing and content creation by hiring additional digital focused staff, implementing automated sales force and content management systems, and improving training of our existing staff. We have substantially completed the migration of our automotive online properties to a much more robust technology platform and are now focused on providing the user with a more enriched experience through more timely content and more enhanced features in order to drive traffic.

Before turning the call over to Marc Fierman, I would like to provide financial guidance for fiscal 2009. We anticipate full year revenue of between $2.4 billion and $2.5 billion and adjusted combined EBITDA of between $190 and $200 million. These numbers include achievement of all targeted synergies through the balance of the fiscal year.

Taking into account the significant investment we're making this year in our digital platform and in our fulfillment infrastructure, we anticipate our business will generate free cash flow in the range of $30 million to $45 million. Adjusted EPS under these assumptions will range from $0.87 to $1.06.

While the overall economy is uncertain, we believe we're well positioned to navigate this environment as we continue to execute on our strategy of consolidating market share, rationalizing our infrastructure and continuing our migration into higher margin content. We believed Source has a unique opportunity to capitalize on the changes in media and content distribution, particularly with our digital platform, and we look forward to reporting on our progress throughout this year.

With that I will turn the call over to Marc Fierman, our CFO.

 Marc Fierman - Source Interlink Companies, Inc. - CFO

 Thank you and good afternoon everyone. I will be providing a review of fourth quarter and full year consolidated operating results for both the Company and our major operating segments. I will also comment on certain cash flow and balance sheet items.

As the operator mentioned at the outset of the call, we have also prepared a slide presentation that corresponds with our comments that can be accessed on the investor relations section of our website. On a consolidated basis prior year periods only included Legacy Source, the reporting segment in place prior to the Source Interlink Media acquisition on August 1, 2007. Please note that our release and slide presentation provide some insight into SIMS historical revenue and EBITDA as a stand-alone entity in the comparable periods.

Consolidated fourth-quarter adjusted revenue increased 47.3% to $706 million, of which $121 million came from the SIM acquisition. The Legacy Source fourth quarter revenue increased 23.5% to $592 million. Revenue in our magazine fulfillment segment increased 45.5% to $246 million, due in part to new business as well as the prior year impact of a significant customer converting to scan-based training.

In our DVD CD segment, revenue was up 11.5% due to the ramp-up of a new customer. In Q4, DVD revenue grew 33.9% to $183 million and CD revenue decreased 7.1% to $144 million as compared to the prior year. For the full year, adjusted revenue on a consolidated basis was up 23.4% to $2.256 billion, of which $255 million came from six months of SIM.

Full year revenue for Legacy Source increased 10.2% to $2.016 billion. Annual revenue for the magazine fulfillment segment was up 17.4% or $140 million to $950 million. Approximately $39 million of the increase was due to the prior year containing only ten months of revenue from the Anderson acquisitions. Revenue at our DVD CD segment grew 5.1% to $1.021 billion. DVD revenue increased 21.8% to $511 million, partially offset by CD revenue decline of 6.6% to $491 million.

Consolidated adjusted EBITDA in the fourth quarter grew 110.5% to $48.6 million, of which $19.7 million came from SIM. Full year consolidated adjusted EBITDA increased 84.7% to $132.1 million, of which $49.7 million came from six months of SIM.

Legacy Source Q4 adjusted EBITDA increased 25.1% to $28.9 million and for the full year was up 15.2% to $82.4 million. Q4 adjusted EBITDA for magazine fulfillment increased 73.3% to $10.4 million and for the year was up 60.7% to $34.9 million. Q4 adjusted EBITDA for the DVD CD segment was up 3.3% to $19.6 million, but for the year declined 4.1% to $51.8 million.

During the fourth quarter the Company generated free cash flow of $6.9 million. Free cash flow for the full year was $49.7 million. We define free cash flow as follows. Cash provided by operating activities, as shown in our GAAP financial statements, less CapEx, and also included is the net effect of cash collections and disbursements related to our RDA Advance Pay Program.

CapEx for a Q4 and the year were $9.6 million and $30 million respectively. Depreciation was $5.7 million in Q4 and approximately $18.9 million for the full year. Adjusted interest expense net of interest income in Q4 was $32.8 million and that excludes approximately $2.3 million in non-cash amortization of bridge loan fees.

Q4 consolidated adjusted income from continuing operations was $10.3 million compared to $9.3 million last year, and for the full year $33.8 million compared to $27.4 million last year. Q4 adjusted earnings per share from continuing operations are $0.20 compared to $0.18 last year. Full year adjusted earnings per share totaled $0.64 compared to $0.52 last year.

On a GAAP basis the Company reported a loss from continuing operations of $27.4 million or $0.52 per share in Q4, compared to a loss of $36.4 million or $0.69 per share last year. Both years were impacted by non-cash impairments of goodwill and intangible assets. In the current year's fourth quarter, the DVD CD segment recorded a $35.3 million non-cash intangible asset impairment charge related to its customer list. I will further discuss the current year's impairment towards the end of my remarks.

On a full year GAAP basis from continuing operations the Company reported a loss of $26.2 million or $0.50 per share compared to a similar amount last year. Some balance sheet highlights as of January 31, 2008 are cash on hand, $35.7 million. Average cash balance during the fourth quarter was $20.6 million. Our revolving loan facility was undrawn and we had approximately $280 million of excess availability on the line. The average monthly revolver balance during the fourth quarter was $19.9 million. Total debt $1.375 billion, over which half is currently at a fixed interest rate.

I will now update cost savings progress. As discussed previously, beginning in fiscal year 2008, the Company expected the magazine fulfillment segment to achieve approximately $18 million of additional cost savings over a three-year period related to the continued integration of our magazine distribution network. In fiscal year 2008 we recognized approximately $8.9 million and expect to recognize approximately $4 million in fiscal year 2009, with the balance in fiscal year 2010.

As it relates to the acquisition of the SIM businesses, the Company expected to achieve $18 million in cost savings within twelve months on an annualized basis and $5 million of cost savings in the first six months. We have exceeded this goal as of January 31, 2008 and recognized approximately $5.4 million of cost savings, which equates to about $14 million on an annualized basis.

I will now provide some additional details to the fiscal year 2009 expected free cash flow of $30 million to $45 million that Mike provided. Our guidance is based on the following assumptions. $190 million to $200 million of projected adjusted EBITDA, cash interest payments of between $107 million to $112 million, cash tax payments of approximately $2 million, $39 million of CapEx and onetime costs of approximately $7 million related to integration and relocation of distribution facilities not included in our adjusted EBITDA.

Our fiscal year 2009 CapEx budget is approximately $39 million. As Mike stated earlier, it includes approximately $14 million of investments in our digital media business and in the consolidation of distribution facilities. These investments are expected to enable the Company to grow our digital media business and to achieve future cost savings in our distribution businesses. We would expect it to come down significantly next year.

Before I finish, I would like to add some color to the $35.3 million non-cash impairment charge related to the DVD CD segment. The charge relates to the write-down of amortizable intangible assets, specifically the acquired customer list. The fair value of some of those original customers from 2005 have been determined to be less today than their carrying value reflected on our books. However, while the value of these older customer lists has been diminished, we continue to add new customers who are not included in the intangible asset calculations and who increasingly are driving the sales and performance of the DVD CD segment.

In other words, while the write off reflects diminished value of the acquired customer base, it does not take into account what is today a larger business being supported by new customers.

One final note concerning the guidance that Mike provided. Beginning fiscal 2009 and effective February 1, 2008, the Company will be reporting results for four segments. Periodical Fulfillment Services, DVD CD Fulfillment, Source Interlink Media and Shared Services. The newly named Periodical Fulfillment Services segment encompasses what was previously called magazine fulfillment and In-Store Services. The change requires no other structural or accounting changes, since operationally magazine fulfillment and the In-Store segments were already functioning as a single unit under the same management structure.

I will now open the call for questions.

 QUESTION AND ANSWER

Operator

 (OPERATOR INSTRUCTIONS) [James Buckman], Dawson James.

 James Buckman - Dawson James - Analyst

 Nice quarter. I wanted to ask you with regard to your -- the debt that you have, $1.375 billion. Do you intend on paying any of that down in the coming twelve months?

 Mike Duckworth - Source Interlink Companies, Inc. - Chairman

 Beyond the investments that we're making in our existing business under the CapEx that we described in the call, we really don't have a lot of other places we can put that other than apply it to debt repayment under the terms of our credit agreement. So I would expect that to the extent that we have excess cash, we will be paying down debt.

 James Buckman - Dawson James - Analyst

 Okay. Do you have any goal, any parameters, ballpark that you might see it come off a little bit?

 Mike Duckworth - Source Interlink Companies, Inc. - Chairman

 In terms of how much we would reduce the debt?

 James Buckman - Dawson James - Analyst

 Yes. Obviously your business is very good. The only overhang that you guys seem to have is the debt.

 Mike Duckworth - Source Interlink Companies, Inc. - Chairman

 I like I said, to the extent that we don't find other opportunities to invest in things that generate significant returns -- toward justifiable returns, I would expect us to be applying our excess cash to the reduction of debt.

 James Buckman - Dawson James - Analyst

 Okay, thank you very much.

Operator

 [Robert Andrade], Ryland Capital Partners.

 Robert Andrade - Ryland Capital Partners - Analyst

 Thank you. Good afternoon guys. Nice quarter. I have a few questions. The first one is you mentioned about half of the 1.375 debt, if I misheard please correct me, is at a fixed rate, when I thought it -- based on the slide had floated with LIBOR. Is there something different there?

 Marc Fierman - Source Interlink Companies, Inc. - CFO

 We have our high yield ultimately is currently floating, but at the end of the twelve-month period it will lock in. It's capped at 11.25%. And then most recently we entered into a -- some interest rate protection with one of our lending institutions to lock in LIBOR on about $210 million to lock in LIBOR about 3.1%. So slightly over half of our total debt is now fixed.

 Robert Andrade - Ryland Capital Partners - Analyst

 Just so I am clear, so you locked in $210 million of LIBOR or $210 million of the debt at LIBOR 3.1, and the rest you are talking about the bridge facility of 465 which would be locked at 11.25. Is that about accurate?

 Marc Fierman - Source Interlink Companies, Inc. - CFO

 That is correct. At the end of twelve months from August 1.

 Robert Andrade - Ryland Capital Partners - Analyst

 And have you already paid -- I think you also have to pay a fee once you convert this into permanent debt to Citigroup. Has that already been paid? Are we already moving forward with that or do we have to wait actually until August 1, I guess.

 Marc Fierman - Source Interlink Companies, Inc. - CFO

 That fee has not yet been paid, and we would expect that it would be paid sometime between now and August 1 depending on circumstances.

 Mike Duckworth - Source Interlink Companies, Inc. - Chairman

 When we convert.

 Marc Fierman - Source Interlink Companies, Inc. - CFO

 When we convert.

 Mike Duckworth - Source Interlink Companies, Inc. - Chairman

 Or take out the bridge with permanent financing.

 Robert Andrade - Ryland Capital Partners - Analyst

 Sorry, that is at our option or Citibank's option? Does it even matter?

 Mike Duckworth - Source Interlink Companies, Inc. - Chairman

 It really doesn't matter. If we can -- Citi can ultimately place the debt it would (inaudible) deferred at that time. We can't at the end of twelve months, then it would convert and we pay it.

 Robert Andrade - Ryland Capital Partners - Analyst

 Got you. Secondly on the CapEx of 39, you mentioned $14 million was digital media. Is that a onetime in nature or is that something we would expect to recur? And you also mentioned it would come down significantly but just wanted to gauge the --

 Mike Duckworth - Source Interlink Companies, Inc. - Chairman

 There are two components in that. The investment and the fulfillment infrastructure I think is really looking at more of a onetime event. I think the investment on the digital side I would expect it to continue if the prospects for that business continue as we see them today. They are very significant and it is a major component of our strategy to remain what we're calling media-neutral as we watch the advertising community require, essentially, folks like ourselves to be both in print and in digital.

The good news for us is we are both and we expect to remain in both to be able to take advantage of -- wherever the advertiser wants to go, we're going to be in that place. I think there will be continued investments there.

 Robert Andrade - Ryland Capital Partners - Analyst

 So to clarify, of the $14 million how much is onetime in your mind, at least currently versus -- if it continues to grow then we will continue to invest in it?

 Marc Fierman - Source Interlink Companies, Inc. - CFO

 I think if you look at --

 Robert Andrade - Ryland Capital Partners - Analyst

 I am just trying to get a maintenance calculation.

 Mike Duckworth - Source Interlink Companies, Inc. - Chairman

 If you are trying to get to a maintenance number and I would argue more on a continuous investment kind of number, we're probably closer to 25 million, 28 (multiple speakers). And on a maintenance basis, which is where you're really battening down the hatches, I think that number is probably $15 million to $18 million.

 Robert Andrade - Ryland Capital Partners - Analyst

 Got you. That is helpful. My last one, and thank you for your time, is on the synergies left. You kind of went through it quickly. What do you have left and what is embedded in the 2009 guidance? And is there anything left for 2010 and beyond I guess?

 Mike Duckworth - Source Interlink Companies, Inc. - Chairman

 Marc, you want to go through that?

 Marc Fierman - Source Interlink Companies, Inc. - CFO

 Yes, I will go through that. There are two pieces to it. On the magazine side, what we said was there was $18 million over a 36-month period. Approximately $9 million has been achieved through fiscal 2008. We expect another $4 million next year in that is included in the guidance we just gave, and the balance in fiscal -- in 2010.

On the SIM side, we said that we originally laid out $18 million. We achieved $5.4 million of actual synergies that equate to approximately $14 million on an annualized basis. That $14 million of annualized cost savings are also built into the guidance we just gave.

 Robert Andrade - Ryland Capital Partners - Analyst

 So roughly you have maybe 9 left for 2010, if I am doing my math correctly.

 Marc Fierman - Source Interlink Companies, Inc. - CFO

 Yes.

 Robert Andrade - Ryland Capital Partners - Analyst

 Great. Thank you very much guys. I appreciate it.

Operator

 Jaime Lester, Soundpost Partners.

 Jaime Lester - Soundpost Partners - Analyst

 Hey guys. So two questions. Any way to quantify Blu-ray in terms of how meaningful that could be to results and how much that -- where the margin structure would be any different than the old DVDs? How much is cannibalization versus incremental? That sort of thing.

 Mike Duckworth - Source Interlink Companies, Inc. - Chairman

 Let me have Alan -- do you want to address that for us?

 Alan Tuchman - Source Interlink Companies, Inc. - co-Chief Executive Officer

 Sure. First of all on the Blu-ray, there is about a $10 spread at the retail, so the gross dollars are going to be larger than DVD is today. I think now we are first starting to see the emergence of the Blu-ray at retail, retailers first starting to create sections for Blu-ray. So I think by the end of the year it will become material.

The early percent that we are seeing increase is anywhere from 100% to 150% above what we had before they had decided which technology was going to win. So I think it is too early.

 Jaime Lester - Soundpost Partners - Analyst

 That is off probably a meaningless number, right?

 Alan Tuchman - Source Interlink Companies, Inc. - co-Chief Executive Officer

 Yes. It is too early to be able to pinpoint what the number is going to be at the end of the year. It's how the consumer behaves right now and how the build-up is towards Christmas. But the encouraging thing is all of the retailers right now are creating space for Blu-ray.

 Mike Duckworth - Source Interlink Companies, Inc. - Chairman

 Clearly it's not going to be an overnight phenomenon. The good news is that it should have some legs for some period of time. First, obviously, you got to get people to go out and replace their DVD player, get a new one and then ultimately begin to build up their libraries. So I think it is something we will continue to be talking about on our calls as we go forward.

 Jaime Lester - Soundpost Partners - Analyst

 Got it. Can you remind me the window or the appetite for management to buy stock at these levels?

 Mike Duckworth - Source Interlink Companies, Inc. - Chairman

 The window?

 Jaime Lester - Soundpost Partners - Analyst

 Well, does the window open up in a day or so --

 Mike Duckworth - Source Interlink Companies, Inc. - Chairman

 The window opens up on the second trading day following this conference call. So let's say Tuesday, so Thursday morning is the window. In terms of anybody's appetite, I can only tell you that people continue to ask us our general counsel when the window opens. Whether they will act upon that or not, I really cannot speculate.

Operator

 (OPERATOR INSTRUCTIONS). [Ken Steele], a private investor.

 Ken Steele Private Investor

 Congratulations guys on a good quarter and a good year. My question is with the short interests currently one of the highest on NASDAQ on the basis of days to cover, and with all of your analyst coverage lost last year and presumably little or no institutional roadshows or investment conference participation this past quarter, my question is what is your future strategy to restore shareholder value and to create some buying interest in the stock?

 Mike Duckworth - Source Interlink Companies, Inc. - Chairman

 I think a couple of things. I think obviously through the greater part of last year we were focused on our strategic alternatives process. We then towards the end of the year, obviously, and through the end of this last year made a significant acquisition to our business, really doubling the size of our EBITDA and getting into a new business. And we are in the process, close to the end here, of really fully integrating that business. So clearly we have been focused on that.

I think the last thing or the next thing as I looked at it, was what we needed to do was deliver and to provide a string of quarters of meeting expectations. And I think we have done a pretty good job at that, this being our fourth consecutive quarter of delivering numbers within our guidance. So that is where we have been focused historically and obviously a lot more to do.

As we move forward, I'm probably as frustrated as anybody is with our stock price. I don't think it reflects our value and we do need to get out and begin to tell our story more. Clearly we have suffered a little bit of pain here from what has gone on in the financial community.

I think one of our analysts was let go. Another one of our firms that was covering us sold their institutional business, and so that went away. And then I think the last individual that I thought did a pretty good job at covering us, he covered distribution companies. And as we transformed our Company to really more than half of our business coming from the content side it really fell out of his bailiwick.

So I think you are right in your analysis. We need to get out there and get folks from the publishing side to begin to look at our business, understand our strategy. But in the meantime, we're really focused on execution and just delivering our numbers.

Operator

 There no further questions registered at this time. I would like to turn the meeting back over to Mr. -- I do apologize, we do have a question from [David Allen], a private investor.

 David Allen Private Investor

 Gentlemen, hello. I had two questions, Mike. The first question was -- is related to the way our stock has been treated in the market. And I have that sort of internal feeling that our slow reporting process -- not reporting -- here we are April 15, and we're finally reporting. I felt like that had a downward pressure. Why do we wait so long to report?

 Mike Duckworth - Source Interlink Companies, Inc. - Chairman

 I asked that same question when I got here one and a half years ago. Part of the reason is because our products are returnable, you know you have to put the product out on the shelf, let it go through its product lifecycle and then you have to deal with the returns, specifically on the magazine side -- the Magazine Distribution Fulfillment side. So it takes a bit of time to do that.

Having said that, we're making a number of changes within our own shop on the finance side with a project we call Project Jericho, which will enable us to get better access to data on a more timely basis and hopefully close our books a lot sooner. Having said that, because of that returns issue I do not expect we're going to cut a month off this thing by any stretch, but we are trying to move more quickly to close our books. But that is really the biggest issue in terms of the time it takes to close.

 David Allen Private Investor

 Okay. My thought is if there was some way to communicate that it might be helpful. I was not aware -- I was not fully realizing what you were up against, and maybe if there is some way to communicate that to the Street it would be helpful. So I don't know if that can be done or not, but that was question number one.

The second question I had, to follow up in a different category, is related to guidance of this $0.87 to $1.06 for the next fiscal year. Did I hear that correctly?

 Mike Duckworth - Source Interlink Companies, Inc. - Chairman

 That is correct, David.

 David Allen Private Investor

 Is that actual earnings-per-share?

 Marc Fierman - Source Interlink Companies, Inc. - CFO

 That is adjusted EPS.

 David Allen Private Investor

 Could you tell me a little bit more about the adjusted? Does that mean that would be our target or our guidance that the Company could do that well in this next fiscal year?

 Mike Duckworth - Source Interlink Companies, Inc. - Chairman

 You want to go ahead and go through adjusted, Marc?

 Marc Fierman - Source Interlink Companies, Inc. - CFO

 Basically, the adjusted EPS that our former analysts carried follow the same definition that we're using in this, which is we eliminate certain non-cash items and certain onetime items. We also utilize our cash tax rate as opposed to the statutory rate, not inconsistent with what we've been doing over the last three to four years. So it is consistent in the way we have measured it.

I guess if you look at the release from today or any of the handouts on our website, there is a full list of the adjustments to GAAP that we utilize in calculating adjusted financial results.

 David Allen Private Investor

 This guidance of $0.87 to $1.06, that is our guidance after any adjustments might be needed, is that correct?

 Mike Duckworth - Source Interlink Companies, Inc. - Chairman

 Again, it is after -- [it's at] how we have reported consistently for the last several years and it is after some of the onetime items that Marc talked about we back out, that are listed on the website in some of the details there. I think it is consistent for comparative purposes. I think it is consistent with how the industry looks at it. And I think that is that about as much detail as I can make clear here.

 David Allen Private Investor

 Would that be comparable to what I think I heard you talk about, the $0.50 for this past year?

 Marc Fierman - Source Interlink Companies, Inc. - CFO

 I think the $0.50 was our GAAP loss and it is not comparable to the GAAP loss. (multiple speakers) For the full year we gave adjusted EPS of $0.64. That would be the equivalent number.

 David Allen Private Investor

 Okay. So our guidance is really substantially above last year then?

 Mike Duckworth - Source Interlink Companies, Inc. - Chairman

 That is correct.

 David Allen Private Investor

 Good work. Thanks guys.

Operator

 Robert Andrade.

 Robert Andrade - Ryland Capital Partners - Analyst

 Sorry, just one quick follow-up, if you could help me that would be great. I was wondering, under what terms or at what point does the debt facility allow you, the Company itself, to buy back stock?

 Marc Fierman - Source Interlink Companies, Inc. - CFO

 Basically under the terms of the agreement, we don't have any room to buy out stock as a Company.

 Robert Andrade - Ryland Capital Partners - Analyst

 So there's no restricted payment basket or something there?

 Marc Fierman - Source Interlink Companies, Inc. - CFO

 There is a de minimis basket. But it really --

 Robert Andrade - Ryland Capital Partners - Analyst

 Oh, it is de minimis? Okay. Thank you. That was it. Appreciate it.

Operator

 I would like to return the meeting back over to Mr. Duckworth.

 Mike Duckworth - Source Interlink Companies, Inc. - Chairman

 Okay, thank you all for joining us on the call. We look forward to our next call in June. Take care.

Operator

 Thank you. The conference has now ended. Please disconnect your lines at this time and we thank you for your participation.

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